Exhibit 4.3

ARTHUR J. GALLAGHER & CO.

and

THE SUBSIDIARIES LISTED HEREIN

and

LINK MARKET SERVICES TRUSTEES LIMITED

TRUST DEED AND RULES

of the

ARTHUR J. GALLAGHER & CO.

UK EMPLOYEE SHARE INCENTIVE PLAN

THE ARTHUR J. GALLAGHER & CO.

UK EMPLOYEE SHARE INCENTIVE PLAN

1.	PURPOSE

2.	STATUS

3.	DECLARATION OF TRUST

4.	NUMBER OF TRUSTEES

5.	INFORMATION

6.	RESIDENCE OF TRUSTEES

7.	CHANGE OF TRUSTEES

8.	INVESTMENT AND DEALING WITH TRUST ASSETS

9.	LOANS TO TRUSTEES

10.	TRUSTEES’ OBLIGATIONS UNDER THE PLAN

11.	POWER OF TRUSTEES TO RAISE FUNDS TO SUBSCRIBE FOR A RIGHTS ISSUE

12.	POWER TO AGREE MARKET VALUE OF SHARES

13.	PERSONAL INTEREST OF TRUSTEES

14.	TRUSTEES’ MEETINGS

15.	SUBSIDIARY COMPANIES

16.	EXPENSES OF PLAN

17.	TRUSTEES’ LIABILITY AND INDEMNITY AND FEES

18.	COVENANT BY THE PARTICIPATING COMPANIES

19.	ACCEPTANCE OF GIFTS

20.	TRUSTEES’ LIEN

21.	AMENDMENTS TO THE PLAN

22.	TERMINATION OF THE PLAN

23.	NOTICES

24.	COUNTERPARTS

25.	PROPER LAW

THIS DEED is made on 04 June 2021

BETWEEN

(1)	ARTHUR J. GALLAGHER & CO. whose head office is situated at 2850 Golf Road, Rolling Meadows, IL 60008, USA (hereinafter called “the Company”);

and

(2)	THE SUBSIDIARIES OF THE COMPANY LISTED IN SCHEDULE 1 to this Deed, (hereinafter called “the Participating Subsidiaries”, and together with the Company, the “Participating Companies”);

and

(3)	LINK MARKET SERVICES TRUSTEES LIMITED whose registered office is at Central Square, 29 Wellington Street, Leeds, LS1 4DL (hereinafter called “the Trustees”).

WHEREAS:

(A)

The Company has established the Arthur J. Gallagher & Co. UK Employee Share Incentive Plan (hereinafter called “Plan”) which is constituted by this Trust Deed and the rules set out in the schedules and appendices hereto (hereinafter called “the Rules”) as an employee share ownership plan that satisfies the requirements of Schedule 2 of the Income Tax (Earnings and Pensions) Act 2003.

(B)	The Trustees have agreed to be the trustees for the purposes of the Plan on the terms of this Trust Deed and Rules as from time to time amended.

NOW THIS DEED WITNESSES as follows:

1.	PURPOSE

1.1

The purpose of this Deed is to establish a trust for the employee share incentive plan know n as the Arthur J. Gallagher & Co. UK Employee Share Incentive Plan (“the Plan”) which satisfies Schedule 2 to the Income Tax (Earnings and Pensions) Act 2003.

1.2	It is intended that the Plan will constitute an employee benefit trust in accordance with section 86 of the Inheritance Act 1984.

2.	STATUS

2.1	The Plan consists of this Deed and the attached Schedules (including the Rules contained therein) and Appendices. The definitions in the Rules apply to this Deed.

2.2	The Committee shall from time to time determine which of parts A to B of the Rules shall have effect.

3.	DECLARATION OF TRUST

3.1

The Participating Companies and the Trustees have agreed that all the Shares and other assets which are issued to or transferred to the Trustees are to be held on the trusts declared by this Deed, and subject to the terms of the Rules. When Shares or assets are transferred to the Trustees by the Participating Companies with the intention of being held as part of the Plan they shall be held upon the trusts and provisions of this Deed and the Rules.

3.2	The Trustees shall hold the Trust Fund upon the following trusts namely:

(a)	as to Shares which have not been awarded to Participants (“Unawarded Shares”) upon trust during the Trust Period to allocate those Shares in accordance with the terms of this Deed and the Rules;

(b)	as to Shares which have been awarded to a Participant (“Plan Shares”) upon trust for the benefit of that Participant on the terms and conditions set out in the Rules;

(c)	as to Partnership Share Money upon trust to purchase Shares for the benefit of the contributing Qualifying Employee in accordance with the Rules; and

(d)

as to other assets (“Surplus Assets”) upon trust to use them to purchase further Shares to be held on the trusts declared in (a) above, at such time during the Trust Period and on such terms as the Trustees in their absolute discretion think fit.

3.3	The income of Unawarded Shares and Surplus Assets shall be accumulated by the Trustees and added to, and held upon the trusts applying to, Surplus Assets.

3.4	The income of Plan Shares and Partnership Share Money shall be dealt with in accordance with the Rules.

3.5	The perpetuity period and the Trust Period in respect of the trusts and powers declared by this Deed and the Rules shall be the period of 80 years from the date of this Deed.

4.	NUMBER OF TRUSTEES

Unless a corporate Trustee is appointed, there shall always be at least two Trustees. Where there is no corporate Trustee, and the number of Trustees falls below two, the continuing Trustee has the power to act only to achieve the appointment of a new Trustee.

5.	INFORMATION

5.1

The Trustees shall be entitled to rely without further enquiry on all information supplied to them by the Participating Companies (or persons authorised by the Company) with regard to their duties as Trustees and in particular, but without prejudice to the generality of the foregoing, any notice given by a Participating Company (or persons authorised by the Company) to the Trustees in respect of the eligibility of any person to become or remain a Participant shall be conclusive in favour of the Trustees.

5.2

Except as otherwise provided, the Trustees may in their discretion agree with the Committee, the Company or any of the Participating Companies (or persons authorised by the Company) on matters relating to the operation and administration of the Trust as they may consider advisable in the interest of the Trust and so that no person claiming an interest under this Trust shall be entitled to question the legality or correctness of any arrangement or agreement made between the Committee, the Company or any of the Participating Companies (or persons authorised by the Company) and the Trustees in relation to such operation or administration.

5.3	The decision of the Committee in any dispute affecting Participants or Participating Companies shall be final and conclusive.

5.4

The Trustees may employ on such terms as the Committee may agree as to remuneration, any agent or agents, professional advisers or custodians to transact all or any business of whatsoever nature required to be done in the proper administration of the Trust.

6.	RESIDENCE OF TRUSTEES

Every Trustee shall be resident in the United Kingdom. The Committee shall immediately remove any Trustee who ceases to be so resident and, if necessary, appoint a replacement.

7.	CHANGE OF TRUSTEES

7.1

The Committee has the power to appoint or remove any Trustee for any reason on one month’s notice given in writing to the Trustee. The change of Trustee shall be effected by deed. Any Trustee may resign on three months’ notice given in writing to the Committee, provided that there will be at least two Trustees or a corporate Trustee immediately after the retirement.

7.2

Upon removal of any Trustees, the Trustees shall execute all such transfers or other documents, and shall do all such acts or things, as may be necessary to ensure that any Trust Fund assets held by the retiring Trustees shall be vested in or placed under the control of the new or remaining Trustees and the retiring Trustees shall deliver all documentation in the retiring Trustees’ possession relating to the Plan to the new or remaining Trustees.

7.3	The statutory power of appointing new or additional Trustees shall not apply to this Plan.

8.	INVESTMENT AND DEALING WITH TRUST ASSETS

8.1	Save as otherwise provided for by the Plan the Trustees shall not sell or otherwise dispose of Plan Shares.

8.2

The Trustees shall obey any directions given by a Participant in accordance with the Rules in relation to his Plan Shares and any rights and income relating to those Plan Shares. In the absence of any such direction, or provision by the Plan, the Trustees shall take no action. If no directions are received from Participants in relation to the action they wish the Trustees to take in voting their Plan Shares, those Plan Shares will not be voted.

8.3	The Participating Companies shall, as soon as practicable after deduction from Salary, pass the Partnership Share Money to the Trustees who will put the money into an account with:

(a)	a person falling within section 991(2)(b) of the Income Tax Act 2007 (the “ITA 2007”) (certain persons permitted to accept deposits),

(b)	a Building Society (as defined in the Building Societies Act, 1986), or

(c)	a firm falling within section 991(2)(c) of ITA 2007 (European Economic Area firms permitted to accept deposits),

until it is either used to acquire Partnership Shares on the Acquisition Date, or, in accordance with the Plan, returned to the individual from whose Salary the Partnership Share Money has been deducted. The Trustees shall pass on any interest arising on this invested money to the individual from whose Salary the Partnership Share Money has been deducted at least once in each calendar year. The Trustees are, however, not obliged to keep monies in an interest bearing account.

8.4	The Trustees may either retain or sell Unawarded Shares at their absolute discretion. The proceeds of any sale of Unawarded Shares shall form part of Surplus Assets.

8.5	The Trustees shall have all the powers of investment of a beneficial owner in relation to Surplus Assets.

8.6

The Trustees shall not be under any liability to the Participating Companies or to current or former Qualifying Employees by reason of a failure to diversify investments, which results from the retention of Plan Shares or Unawarded Shares.

8.7

The Trustees are not required to become directors or officers or to interfere in the management or conduct of the business of the Company regardless of the size of the Trustees’ holding of Shares, and will not be obliged to seek information about the affairs of the Company and may leave the conduct of the Company’s business wholly to the directors or management of the Company.

8.8

The Trustees may delegate powers, duties or discretions to any persons and on any terms. No delegation made under this Clause shall divest the Trustees of their responsibilities under this Deed or under the Schedule.

8.9

The Trustees may allow any Shares to be registered in the name of an appointed nominee or custodian provided that such Shares shall be registered in a designated account. Such registration shall not divest the Trustees of their responsibilities under this Deed or the Schedule.

8.10

The Trustees may at any time, and shall if the Committee so decides, revoke any delegation made under this Clause or require any Plan assets held by another person to be returned to the Trustees, or both.

9.	LOANS TO TRUSTEES

The Trustees shall have the power to borrow money, with the written consent of the Company, for the purpose of:

(a)	acquiring Shares; and

(b)	paying any other expenses properly incurred by the Trustees in administering the Plan.

Where a loan is to be provided by the Company or an Associated Company then it shall be made pursuant to a written loan agreement.

10.	TRUSTEES’ OBLIGATIONS UNDER THE PLAN

Notice of Award of Partnership Shares

10.1	As soon as practicable after any Partnership Shares have been acquired for a Participant, the Trustees shall give the Participant a notice stating:

(a)	the relevant Acquisition Date;

(b)	the number and description of those Partnership Shares;

(c)	whether those Partnership Shares are subject to any restrictions within the meaning of paragraph 99(4) of the Schedule and, if so, the details of those restrictions;

(d)	the amount of money applied by the Trustees in acquiring those Partnership Shares on behalf of the Participant; and

(e)	the Market Value used to determine the number of Shares awarded, in accordance with Rule 5.12 or 5.14 (as applicable).

Notice of acquisition of Dividend Shares

10.2	As soon as practicable after Dividend Shares have been acquired on behalf of a Participant, the Trustees shall give the Participant a notice stating:

(a)	the relevant Acquisition Date;

(b)	the number and description of those Dividend Shares;

(c)	their Market Value on the Acquisition Date;

(d)	the Holding Period applicable to them; and

(e)	any amount not reinvested and carried forward for acquisition of further Dividend Shares.

Notice of any foreign tax deducted before dividend paid

10.3

Where any foreign cash dividend is received in respect of Plan Shares held on behalf of a Participant, the Trustees shall give the Participant notice of the amount of any foreign tax deducted from the dividend before it was paid.

Restrictions during the Holding Period

10.4	During the Holding Period the Trustees shall not dispose of any Dividend Shares (whether by transfer to the employee or otherwise) except as allowed by the following paragraphs of the Schedule:

(a)	paragraph 37 (power of participant to direct trustees to accept general offers);

(b)	paragraph 77 (power of trustees to raise funds to subscribe for rights issue);

(c)	paragraph 79 (meeting by trustees of PAYE obligations); and

(d)	paragraph 90(5) (effect of plan termination notice: early removal of shares with Participant’s consent).

PAYE Liability etc.

10.5

The Trustees may dispose of a Participant’s Shares or accept a sum from the Participant in order to meet any PAYE liability in any of the circumstances provided in sections 510 - 512 of ITEPA (PAYE: shares ceasing to be subject to the plan) and any employee’s NICs liability.

10.6

Where the Trustees receive a sum of money which constitutes a Capital Receipt in respect of which a Participant is chargeable to income tax under section 501 of ITEPA, the Trustees shall pay to the employer a sum equal to that on which income tax is so payable.

10.7

The Trustees shall maintain the records necessary to enable them to carry out their PAYE and NICs obligations, and the PAYE and employee’s NICs obligations of the employer company so far as they relate to the Plan.

10.8

Where the Participant becomes liable to income tax under ITEPA or Chapter 3 or 4 of Part 4 of the Income Tax (Trading and Other Income) Act 2005 (dividends etc from UK or non—UK resident companies etc), the Trustees shall inform the Participant of any facts which are relevant to determining that liability.

10.9

The Trustees shall maintain records of the Participants who have participated in one or more other plans qualifying as a Schedule 2 SIP established by the Company or a Connected Company to ensure compliance with Rules 3.2 and 3.3.

Money’s worth received by Trustees

10.10

The Trustees shall pay over to the Participant as soon as is practicable, any money or money’s worth received by them in respect of or by reference to any Shares, other than new shares within paragraph 86 of the Schedule (company reconstructions).

This is subject to:

(a)	the provisions of Part VIII of the Schedule (cash dividend and dividend shares);

(b)	the Trustees’ obligations under sections 510 - 514 of ITEPA (PAYE: obligations to make payments to employer); and

(c)	the Trustees’ PAYE obligations.

General offers

10.11

If any offer, compromise, arrangement or scheme is made which affects the Partnership Shares or Dividend Shares the Trustees shall notify Participants. Each Participant may direc t how the Trustees shall act in relation to that Participant’s Plan Shares. In the absence of any direction, the Trustees shall take no action.

11.	POWER OF TRUSTEES TO RAISE FUNDS TO SUBSCRIBE FOR A RIGHTS ISSUE

If instructed by a Participant in respect of his Plan Shares the Trustees may dispose of some of the rights under a rights issue arising from those Plan Shares to obtain enough funds to exercise the remaining rights. The rights referred to are the rights to buy additional shares or rights in the same company.

12.	POWER TO AGREE MARKET VALUE OF SHARES

Where the Market Value of Shares is to be determined for the purposes of the Schedule, the Trustees may agree with HM Revenue & Customs that it shall be determined by referenc e to such date or dates, or to an average of the values on a number of dates, as specified in the agreement.

13.	PERSONAL INTEREST OF TRUSTEES

Trustees, and directors, officers or employees of a corporate Trustee, shall not be liable to account for any benefit accruing to them by virtue of their:

(a)	participation in the Plan as a Qualifying Employee;

(b)	ownership, in a beneficial or fiduciary capacity, of any shares or other securities in any Participating Company;

(c)	being a director or employee of any Participating Company, being a creditor, or being in any other contractual relationship with any such company.

14.	TRUSTEES’ MEETINGS

If and so long as there is more than one Trustee, the Trustees shall hold meetings as often as is necessary for the administration of the Plan. There shall be at least two Trustees present at a meeting except where the Trustee is a sole corporate trustee and the Trustees shall give due notice to all the Trustees of such a meeting. Decisions made at such a meeting by a majority of the Trustees present shall be binding on all the Trustees. A written resolution signed by all the Trustees shall have the same effect as a resolution passed at a meeting.

15.	SUBSIDIARY COMPANIES

15.1

Any Subsidiary (in addition to those Subsidiaries which are parties to this Deed) may with the agreement of the Committee become a party to this Deed and the Plan by executing a deed of adherence agreeing to be bound by the Deed and Rules for so long as it remains a Participating Company and, after it ceases to be a Participating Company, for so long as there are subsisting Awards to its employees or ex-employees.

15.2	A Participating Company that ceases to be a Subsidiary shall cease to be a Participating Company.

15.3

The Committee may at any time resolve that a Participating Company shall cease to be a Participating Company and shall notify HM Revenue & Customs (if required), the Trustees and the Participating Company accordingly in writing as soon as possible.

16.	EXPENSES OF PLAN

The Participating Companies shall meet the costs of the preparation and administration of this Plan.

17.	TRUSTEES’ LIABILITY AND INDEMNITY AND FEES

17.1

The Participating Companies shall jointly and severally indemnify each of the Trustees, and the directors, officers and employees of a corporate Trustee, against any actions, claims, costs, demands, expenses and all liabilities which are incurred through acting as a Trustee of the Plan and which cannot be recovered from the Trust Fund. This does not apply to expenses and liabilities which are incurred through fraud, wilful wrongdoing or negligence or are covered by insurance under Clause 17.4 below. This indemnity is in addition to and without prejudice to the right which the Trustee has under general law and the Trustee Act 2000 to be indemnified out of assets held in the Trust Fund.

17.2	The Trustee shall have the benefit of all the powers, privileges and immunities conferred on trustees by statute or law.

17.3

No Trustee shall be personally liable for any breach of trust (other than through fraud, wilful wrongdoing or negligence) over and above the extent to which the Trustee, and the directors, officers and employees of a corporate Trustee, are indemnified by the Participating Companies in accordance with Clause 17.1 above.

17.4

A non-remunerated Trustee may insure the Plan against any loss caused by him or any of his employees, officers, agents or delegates. A non-remunerated Trustee may also insure himself and any of these persons against liability for breach of trust not involving fraud or wilful wrongdoing or negligence of the Trustee or the person concerned.

17.5

A Trustee who carries on a profession or business may charge for services rendered on a basis agreed with the Participating Companies. A firm or company in which a Trustee is interested or by which he is employed, or any corporate Trustee, may also charge for services rendered on this basis and may, unless otherwise agreed, act in accordance with its general terms and conditions from time to time in force in relation to the administration and operation of the Plan. In the absence of any such agreement, the Trustee shall notify the Company of its published standard terms and conditions in force for the time being and that the Trustee shall be entitled to receive remuneration in accordance with those terms and conditions.

17.6

Without limiting the foregoing, the Company will, and will procure that each Participating Company will, act in accordance with the terms and conditions of the provision of trustee services as agreed with the Trustee in relation to the administration and operation of the Plan.

In the absence of any such agreement, the Trustee shall notify the Participating Company of its published standard terms and conditions in force for the time being and that the Trustee shall be entitled to receive remuneration in accordance with those terms and conditions.

18.	COVENANT BY THE PARTICIPATING COMPANIES

The Participating Companies hereby jointly and severally covenant with the Trustees that they shall pay to the Trustees all sums which they are required to pay under the Plan and shall at all times comply with the Plan.

19.	ACCEPTANCE OF GIFTS

The Trustees may accept gifts of Shares and other assets which shall be held upon the trusts declared by Clause 3.1 or 3.2 as the case may be.

20.	TRUSTEES’ LIEN

The Trustees’ lien over the Trust Fund in respect of liabilities incurred by them in the performance of their duties (including the repayment of borrowed money and tax liabilities) shall be enforceable subject to the following restrictions:

(a)	the Trustees shall not be entitled to resort to Partnership Share Money for the satisfaction of any of their liabilities; and

(b)	the Trustees shall not be entitled to resort to Plan Shares for the satisfaction of their liabilities except to the extent that this is permitted by the Plan.

21.	AMENDMENTS TO THE PLAN

The Committee may, with the Trustees’ written consent, from time to time amend the Plan provided that:

(a)

no amendment which would adversely prejudice to a material extent the rights attaching to any Plan Shares awarded to or acquired by Participants may be made nor may any alteration be made giving to Participating Companies a beneficial interest in Plan Shares; and

(b)	any amendment to the Deed shall be made by supplemental deed; and

(c)	any amendment to the Rules may be made by supplemental deed or resolution of the Committee.

22.	TERMINATION OF THE PLAN

22.1	The Plan shall terminate:

(a)	in accordance with a Plan Termination Notice issued by the Committee acting on behalf of the Company to the Trustees under paragraph 89 of the Schedule; or

(b)	if earlier, on the expiry of the Trust Period.

22.2	The Company shall execute a Plan Termination Notice in the event of its insolvency.

22.3

The Committee shall immediately upon executing a Plan Termination Notice provide a copy of the notice to the Trustees and each individual for whom the Trustees hold Plan Shares or who has entered into a Partnership Share Agreement which was in force immediately before the Plan Termination Notice was issued.

22.4	Upon the issue of a Plan Termination Notice or upon the expiry of the Trust Period paragraph 90 of the Schedule shall have effect.

22.5

Any Shares or other assets which remain undisposed of after the requirements of paragraph 90 of the Schedule have been complied with shall be held by the Trustees upon trust to pay or apply them to or for the benefit of the Participating Companies as at the termination date in such proportion, having regard to their respective contributions, as the Trustees shall in their absolute discretion think appropriate.

23.	NOTICES

Each advice, request, or other communication to be given or made under the Plan shall be in writing and delivered or sent to the relevant party at its postal or electronic address as notified to the other party. The Committee may appoint a Participating Company to act as agent for service in the United Kingdom. To the extent agreed by the Committee and the Trustees, communications between the parties to this Deed and to Participants may also be by electronic means.

24.	COUNTERPARTS

24.1

This Deed may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one deed.

24.2

Transmission of the executed signature page of a counterpart of this Deed by (a) fax or (b) email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Deed. If either method of delivery is adopted, without prejudice to the validity of the agreement thus made, each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

24.3	No counterpart shall be effective until each party has executed and delivered at least one counterpart.

25.	PROPER LAW

This Deed and the Rules of the Plan shall be governed by and construed in accordance with the laws of England and Wales.

IN WITNESS whereof this Deed has been executed and delivered the day and year first above written.

EXECUTED AS A DEED AND DELIVERED by the parties listed below on the date appearing at the beginning of this Deed.

Executed as a deed by ARTHUR J. GALLAGHER & CO. acting by Susan Pietrucha, Chief Human Resources Officer, who, in accordance with the laws of Delaware, is acting under the authority of the company:	/s/ Susan Pietrucha
Authorised Signatory

Executed as a deed by GALLAGHER INTERNATIONAL LTD. acting by Richard Hill, a director, and Simon Pemberton, a director:	/s/ Richard Hill
Director

/s/ Simon Pemberton
Director

Executed as a deed by GALLAGHER BENEFIT SERVICES MANAGEMENT COMPANY LIMITED acting by Andrew Maxwell, a director, and Alistair Peel, its secretary:	/s/ Andrew Maxwell
Director

/s/ Alistair Peel
Company Secretary

Executed as a deed by ARTHUR J. GALLAGHER SERVICES (UK) LIMITED acting by Claire Davies, a director, and Alistair Peel, its secretary:	/s/ Claire Davies
Director

/s/ Alistair Peel
Company Secretary

Executed as a deed by LINK MARKET SERVICES TRUSTEES LIMITED acting by Nigel Fish, a director, and Nick Sharrock, a director:	/s/ Nigel Fish
Director
/s/ Nick Sharrock
Director

SCHEDULE 1

Company Name	CRN	Registered Office Address

Gallagher Bassett International Ltd.	01844276	High Point Sandy Hill Business Park, Sandy Way, Tamworth, Staffordshire, B77 4DU

Gallagher Benefit Services Management Company Limited	04093521	The Walbrook Building, 25 Walbrook, London, EC4N 8AW

Arthur J. Gallagher Services (UK) Ltd	08887139	The Walbrook Building, 25 Walbrook, London, EC4N 8AW

SCHEDULE 2

RULES OF THE ARTHUR J. GALLAGHER & CO.

UK EMPLOYEE SHARE INCENTIVE PLAN

CONTENTS

1.	DEFINITIONS

2.	PURPOSE OF THE PLAN

3.	ELIGIBILITY OF INDIVIDUALS

4.	PARTICIPATION ON SAME TERMS

5.	PARTNERSHIP SHARES

6.	DIVIDEND SHARES

7.	ACQUISITION OF SHARES

8.	COMPANY RECONSTRUCTIONS

9.	RIGHTS ISSUES

10.	LEAVERS

11.	DELEGATION OF ADMINISTRATIVE RESPONSIBILITIES

12.	ADMINISTRATION OF THE PLAN

RULES OF THE ARTHUR J. GALLAGHER & CO.

UK EMPLOYEE SHARE INCENTIVE PLAN

1.	DEFINITIONS

1.1	The following words and expressions have the following meanings:

“Accumulation Period”	in relation to Partnership Shares, the period during which the Trustees accumulate a Qualifying Employee’s Partnership Share Money before acquiring Partnership Shares or repaying it to the employee

“Acquisition Date”	(a) in relation to Partnership Shares, where there is no Accumulation Period, the meaning given by paragraph 50(4) of the Schedule
(b) in relation to Partnership Shares, where there is an Accumulation Period, the meaning given by paragraph 52(5) of the Schedule; and
(c) in relation to Dividend Shares, the meaning given by paragraph 66(4) of the Schedule

“Associated Company”	the meaning given by paragraph 94 of the Schedule

“Award”	in relation to Partnership Shares, the acquisition of Partnership Shares on behalf of Qualifying Employees in accordance with the Plan

“CA 2006”	the Companies Act 2006

“Capital Receipt”	the same meaning as in section 502 of ITEPA

“Close Company”	the same meaning as in section 439 of the CTA 2010, as modified by paragraph 20 of the Schedule

“the Committee”	shall mean the individual or group of individuals, if any, to whom responsibility of administration of the Plan is delegated by the board of directors of the Company in accordance with Rule 11

“Company”	Arthur J. Gallagher & Co.

“Connected Company”	the same meaning as in paragraph 18(3) of the Schedule

“Control”	the same meaning as in section 995 of ITA 2007

“CTA 2010”	the Corporation Tax Act 2010

“Dealing Day”	a day on which the Stock Exchange is open for the transaction of business

“Deed”	the trust deed constituting the Trust to the Plan with any subsequent amendment thereto

“Dividend Shares”	Shares acquired on behalf of a Participant from reinvestment of dividends under Part B of the Plan and which are subject to the Plan

“Enrolment Period”	a period throughout which the Company may invite individuals who meet the requirements to Rule 3.1 to participate in the Plan, such period being not less than 14 days

“Holding Period”	in relation to Dividend Shares, the period of 3 years from the Acquisition Date

“ITA 2007”	the Income Tax Act 2007

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003

“Initial Market Value”	the Market Value of a Share on an Acquisition Date. Where the Share is subject to a restriction or risk of forfeiture, the market value shall be determined without reference to that restriction or risk

“Market Value”	in relation to Shares to be awarded under the Plan on any date,

(a) where the Shares are listed on the Stock Exchange:

(i) the Sterling Equivalent of the Middle Market Quotation for a Share on the Stock Exchange on the last Dealing Day before that day; or

(ii) at the discretion of the Committee, the Sterling Equivalent of the averages of the Middle Market Quotations on the Stock Exchange for a Share for the three immediately preceding Dealing Days; or

(b)   where (a) above does not apply, the market value of a Share determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed for the purposes of the Plan with HMRC Shares and Assets Valuation on or before that day.

If Shares are subject to a Relevant Restriction, Market Value shall be determined as if the Shares were not subject to a Relevant Restriction.

“Middle Market Quotation”	the average of the best buying and selling prices for a Share taken at the close of the market each day.

“NICs”	National Insurance contributions

“Participant”	an individual who has received under the Plan an Award of Partnership Shares, or on whose behalf Dividend Shares have been acquired

“Participating Company”	the Company and such of its Subsidiaries as are parties to this Deed or have executed deeds of adherence to the Plan under Clause 15 of the Trust Deed

“Partnership Share Agreement”	an agreement in the terms set out in the Appendix A (or as specified by the Committee and which meets the requirements of the Schedule)

“Partnership Shares”	Shares awarded under Part A of the Plan and which are subject to the Plan

“Partnership Share Money”	money deducted from a Qualifying Employee’s Salary pursuant to a Partnership Share Agreement and held by the Trustees to acquire Partnership Shares or to be returned to such a person

“Plan”	Arthur J. Gallagher & Co. UK Employee Share Incentive Plan

“Plan Shares”	(a) Partnership Shares awarded to Participants;

(b) Dividend Shares acquired on behalf of Participants; and

(c) shares in relation to which paragraph 87 (company reconstructions: new shares) of the Schedule applies that remain subject to the Plan

“Plan Termination Notice”	a notice issued under paragraph 89 of the Schedule

“Qualifying Company”	the same meaning as in paragraph 17 of the Schedule

“Qualifying Corporate Bond”	the same meaning as in section 117 of the Taxation of Chargeable Gains Act 1992

“Qualifying Employee”	an employee who must be invited to participate in an award in accordance with Rule 3.4 and any employee who the Committee has invited in accordance with Rule 3.5

“Qualifying Period”	a period as the Committee may, in their absolute discretion, determine

“Redundancy”	the same meaning as in the Employment Rights Act 1996

“Relevant Employment”	employment by the Company or any Associated Company

“Relevant Restriction”	any provision included in any contract, agreement, arrangement or condition to which any of sections 423(2), 423(3) and 423(4) of ITEPA would apply if references in those sections to employment-related securities were references to Shares

“Rules”	these Rules together with any amendments thereto effected in accordance with Clause 21 of the Deed

“Salary”	the same meaning as in paragraph 43(4) of the Schedule

“Schedule”	Schedule 2 to ITEPA

“Schedule 2 SIP”	a share incentive plan that meets the requirements of Parts 2 to 9 of the Schedule (as defined in paragraph 1(A1) of the Schedule)

“Shares”	Shares of common stock in the capital of the Company which comply with the conditions set out in paragraph 25 of the Schedule

“Sterling Equivalent”	the value of the US dollar (USD) amounts converted to pounds sterling (GBP) amounts on any given day, as determined in accordance with a method prescribed by the Company, provided that such method is consistently applied and determined by reference to a reputable source

“Stock Exchange”	the New York Stock Exchange

“Subsidiary”	any company which is for the time being under the Control of the Company and/or any jointly owned company which is not already a Participating Company under any other share incentive plan which qualifies as a Schedule 2 SIP

“Tax Year”	a year beginning on 6 April and ending on the following 5 April

“Trustees”	the trustees or trustee for the time being of the Plan or any subsequent trustee or trustees as provided for in accordance with Clause 7 of the Deed

“Trust Fund”	all assets transferred to the Trustees to be held on the terms of the Deed and the assets from time to time representing such assets, including any accumulations of income

“Trust Period”	the period of 80 years beginning with the date of the Deed or (if shorter) the period beginning with the date of this Deed and expiring pursuant to the provisions of Clause 22

1.2

References to any Act, or Part, Chapter, or section (including CTA 2010, ITEPA and ITA 2007) shall include any statutory modification, amendment or re -enactment of that Act, for the time being in force.

1.3

Words of the feminine gender shall include the masculine and vice versa and words in the singular shall include the plural and vice versa unless, in either case, the context otherwise requires or it is otherwise stated.

1.4	References to specific Clauses and Rules are references to the relevant numbered clauses and rules set out in this Plan.

2.	PURPOSE OF THE PLAN

2.1

The purpose of the Plan is to enable, in accordance with the Schedule, Qualifying Employees of Participating Companies to acquire Shares in the Company which give them a continuing stake in that Company.

2.2	The Committee may at any time resolve to operate the Plan and on each occasion that they do so they shall invite all Qualifying Employees to participate in accordance with Rule 4 below.

3.	ELIGIBILITY OF INDIVIDUALS

3.1	Subject to Rule 3.2, individuals are eligible to participate in an Award only if:

(a)	they are employees of a Participating Company;

(b)	they have been such employees of a Qualifying Company at all times during any Qualifying Period;

(c)	they are eligible on the date(s) set out in paragraph 14 of the Schedule; and

(d)	they are not participating at the same time in a Schedule 2 SIP established by a Connected Company.

3.2

If a Participant receives an Award of Shares under the Plan in a Tax Year in which they have already received an award of shares under one or more other plans established by the Company or a Connected Company and qualifying as a Schedule 2 SIP, the following shall apply as if the Plan and the other plan or plans were a single plan: Rules 5.4 and 6.4 (maximum amount of deductions in respect of Partnership Shares).

3.3	Notwithstanding any provision of any other of these Rules whatsoever:

(a)

the Plan shall not form part of any contract of employment between the Company, a Subsidiary or any Associated Company and any Participant and it shall not confer on any Participant any legal or equitable rights (other than those constituted by the Awards themselves) whatsoever against the Company, a Subsidiary or an Associated Company directly or indirectly or give rise to any cause of action at law or in equity against the Company, a Subsidiary or any Associated Company;

(b)

participation in an Award is a matter entirely separate from any pension right or entitlement a Participant may have and from his terms or conditions of employment and participation in the Plan shall in no respect whatever affect his pension rights or entitlements or terms or conditions of employment and in particular (but without limiting the generality of the foregoing) any Participant who ceases to be an employee of any Company, Subsidiary or Associated Company shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever and notwithstanding that he may have been dismissed wrongfully or unfairly (within the meaning of the Employment Rights Act 1996).

Employees who must be invited to participate in Awards

3.4

Individuals shall be eligible to receive an Award of Shares under the Plan if they meet the requirements in Rule 3.1 and are UK resident taxpayers (within the meaning of paragraph 8(2) of the Schedule) provided that the Committee may, in its sole discretion, determine that only employees who are both resident and ordinarily resident in the UK for tax purposes should be able to participate. Eligible employees shall be invited to participate in any Awards of Partnership Shares, and acquisitions of Dividend Shares, as are set out in the Plan.

Employees who may be invited to participate in Awards

3.5

The Committee may also invite, at its discretion, any employee who meets the requirements in Rule 3.1 to participate in any Award of Partnership Shares, and acquisitions of Dividend Shares, as are set out in the Plan. The Committee shall notify the Trustees of employees who participate under this Rule.

4.	PARTICIPATION ON SAME TERMS

Every Qualifying Employee shall be invited to participate in an Award on the same terms. All who do participate in an Award shall do so on the same terms.

PART A

5.	PARTNERSHIP SHARES

5.1

The Committee may at any time invite every Qualifying Employee to enter into a Partnership Share Agreement, should the Committee decide to offer Partnership Shares, in accordance with this Part of the Rules. The Committee may in its absolute discretion specify an Enrolment Period.

5.2

Where this part A shall have effect, an Accumulation Period of three months (aligning to each calendar quarter) shall apply unless otherwise specified by the Committee, which shall apply equally to all Qualifying Employees in the Plan. The Committee may determine that a different Accumulation Period (or no Accumulation Period) shall apply, provided that any Accumulation Period shall not exceed 12 months and shall apply equally to all Qualifying Employees in the Plan. The beginning of the first Accumulation Period shall not be later than the date on which the first deduction of Partnership Share Money is made.

5.3	Partnership Shares shall not be subject to any provision under which they may be forfeited.

Maximum amount of deductions

5.4

The amount of Partnership Share Money deducted from an employee’s Salary shall not exceed £1,800 in any Tax Year (or such other amount as may from time to time be permitted under paragraph 46(1) of the Schedule and approved by the Committee). The Committee may set a lower annual limit which may be framed in accordance with paragraph 46(4A) of the Schedule and, subject to Rules 5.4, 5.5 and 5.7, may also set a monthly limit. If the Salary is not paid monthly, the applicable limit shall be calculated proportionately.

5.5

The amount of Partnership Share Money deducted from an employee’s Salary over any Tax Year shall not exceed 10% (or such other percentage as may from time to time be permitted under paragraph 46(2) of the Schedule and approved by the Committee) of the total of the payments of Salary made to such employee for the Tax Year.

5.6	Any amount deducted in excess of that allowed by Rule 5.4 or Rule 5.5 shall be paid over to the employee, subject to both deduction of income tax under PAYE and NICs, as soon as practicable.

Minimum amount of deductions

5.7

The minimum amount to be deducted under the Partnership Share Agreement on any occasion shall be the same in relation to all Partnership Share Agreements entered into in response to invitations issued on the same occasion. It shall not be greater than £10, or any other limit as amended by legislation from time to time.

Notice of possible effect of deductions on benefit entitlement

5.8	Every Partnership Share Agreement shall contain a notice under paragraph 48 of the Schedule.

Restriction imposed on number of Shares awarded

5.9	The Committee may specify the maximum number of Partnership Shares to be included in an Award of Partnership Shares.

5.10

The Partnership Share Agreement shall contain an undertaking by the Company to notify each Qualifying Employee of any restriction on the number of Shares to be included in an Award of Partnership Shares.

5.11	The notification in Rule 5.10 above shall be given:

(a)	if there is no Accumulation Period, before the deduction of the Partnership Share Money relating to the Award; and

(b)	if there is an Accumulation Period, before the beginning of the Accumulation Period relating to the Award.

Plan with no Accumulation Period

5.12

The Trustees shall acquire Partnership Shares on behalf of the Qualifying Employee using the Partnership Share Money. They shall acquire the Partnership Shares on the Acquisition Date. The number of Partnership Shares awarded to each employee shall be determined in accordance with the Market Value of the Shares on that date.

Plan with Accumulation Period

5.13	If there is an Accumulation Period, the Trustees shall acquire Partnership Shares on behalf of the Qualifying Employee, on the Acquisition Date, using the Partnership Share Money.

5.14	The number of Partnership Shares acquired on behalf of each Participant shall be determined by reference to one of the following methods:

(a)	the lower of the Market Value of the Shares at the beginning of the Accumulation Period and the Market Value of the Shares on the Acquisition Date;

(b)	the Market Value of the Shares at the beginning of the Accumulation Period; or

(c)	the Market Value of the Shares on the Acquisition Date,

and the method to be used shall be specified in the Partnership Share Agreement.

5.15

If a transaction occurs during an Accumulation Period which results in a new holding of shares being equated for the purposes of capital gains tax with any of the Shares to be acquired under the Partnership Share Agreement, the employee may agree that the Partnership Share Agreement shall have effect after the time of that transaction as if it were an agreement for the purchase of shares comprised in the new holding.

5.16

If an Accumulation Period will apply, the Partnership Share Agreement shall specify when each Accumulation Period begins and ends, and may specify that an Accumulation Period comes to an end on the occurrence of a specified event.

Surplus Partnership Share Money

5.17	Any surplus Partnership Share Money remaining after the acquisition of Partnership Shares by the Trustees:

(a)	may, with the agreement of the Participant, be carried forward to the next Accumulation Period or the next deduction date; and

(b)	in any other case, shall be paid over to the Participant, subject to both deduction of income tax under PAYE and NICs, as soon as practicable.

5.18	Where the Participant ceases to be a Qualifying Employee during an Accumulation Period, the Trustees shall repay all Partnership Share Money to the Participant as soon as practicable.

Scaling down

5.19

If the Company receives applications for Partnership Shares exceeding the Award maximum determined in accordance with Rule 5.9 then the following steps shall be taken in sequence until the excess is eliminated.

Step 1.	the excess of the monthly deduction chosen by each applicant over £10 shall be reduced pro rata;
Step 2.	all monthly deductions shall be reduced to £10;

Step 3.	applications shall be selected by lot, each based on a [monthly / maximum] deduction of £10.

Each application shall be deemed to have been modified or withdrawn in accordance with the foregoing provisions, and each employee who has applied for Partnership Shares shall be notified of the change.

Stopping and re-starting deductions

5.20

An employee may stop or re-start deductions under a Partnership Share Agreement at any time by notice in writing to their employing company, provided that if the Committee so determines (in respect of all Participants), deductions may not be re -started more than once in any Accumulation Period. Unless a later date is specified in the notice, such notice shall take effect as soon as practicable but in any event no later than 30 days after their employing company receives it. A Participant may agree in writing with the Company to vary the amount of Partnership Share Money or the intervals at which deductions are made at any time.

Withdrawal from Partnership Share Agreement

5.21

An employee may withdraw from a Partnership Share Agreement at any time by notice in writing to their employing company. Unless a later date is specified in the notice, such a notice shall take effect as soon as practicable but in any event no later than 30 days after the employing company receives it. Any Partnership Share Money then held on behalf of an employee shall be paid over to that employee as soon as practicable. This payment shall be subject to income tax under PAYE and NICs.

Repayment of Partnership Share Money on Termination

5.22

If a Plan Termination Notice is issued in respect of the Plan, any Partnership Share Money held on behalf of employees shall be repaid to them as soon as practicable, subject to deduction of income tax under PAYE, and NICs.

Repayment of Partnership Share Money on Plan ceasing to be a Schedule 2 SIP

5.23

If the Plan ceases to be a Schedule 2 SIP by virtue of paragraph 81H or 81I of the Schedule, any Partnership Share Money held on behalf of employees shall be repaid to them as soon as practicable after the relevant day (as defined in paragraph 56(2A) of the Schedule, if the Plan ceases to be a Schedule 2 SIP by virtue of paragraph 81H of the Schedule, or as defined in paragraph 56(2B) of the Schedule, if the Plan ceases to be a Schedule 2 SIP by virtue of paragraph 81I of the Schedule), subject to deduction of income tax under PAYE, and NICs.

PART B

6.	DIVIDEND SHARES

Reinvestment of cash dividends

6.1	The Partnership Share Agreement shall set out the rights and obligations of Participants receiving Dividend Shares under the Plan.

6.2	The Committee may direct that any cash dividend in respect of Plan Shares held on behalf of Participants may be applied in acquiring further Plan Shares on their behalf.

6.3	Dividend Shares shall be Shares:

(a)	of the same class and carrying the same rights as the Shares in respect of which the dividend is paid; and

(b)	which are not subject to any provision for forfeiture.

6.4	The Committee may decide to direct the Trustees to:

(a)	pay all dividends in cash to all Participants;

(b)	apply some or all of the Participants’ dividends to acquire Dividend Shares; or

(c)	offer Participants the choice of either paragraph (a) or (b) above.

If only some of the Participants’ dividends are to be used to acquire Dividend Shares, the Committee must direct how that amount is to be determined.

6.5	The Committee may revoke any direction for reinvestment of cash dividends.

6.6	If the amounts received by the Trustees exceed any limit specified by the Committee, the balance shall be paid to the Participant as soon as practicable.

6.7

If dividends are to be reinvested, the Trustees shall apply the cash dividends to acquire Dividend Shares on behalf of the Participant on the Acquisition Date. The number of Dividend Shares acquired on behalf of each Participant shall be determined by the Market Value of the Shares on the Acquisition Date.

Certain amounts not reinvested to be carried forward

6.8

Subject to Rule 6.7, any amount that is not reinvested because it is insufficient to acquire a Share may be retained by the Trustees and carried forward to be added to the amount of the next cash dividend to be reinvested.

6.9	Subject to Rule 6.7 and Rule 6.8, any amount that is not reinvested shall be repaid to the Participant as soon as practicable.

6.10	If:

(a)	the Participant ceases to be in Relevant Employment; or

(b)	a Plan Termination Notice is issued,

the amount not reinvested shall be repaid to the Participant as soon as practicable. On making such a payment, the Participant shall be provided with the information specified in paragraph 80(4) of the Schedule.

Holding Period for Dividend Shares

6.11	The Holding Period shall be a period of 3 years (or such other period as may from time to time be specified under paragraph 67 of the Schedule), beginning with the Acquisition Date.

6.12	A Participant may during the Holding Period direct the Trustees:

(a)	to accept an offer for any of their Dividend Shares if the acceptance or agreement shall result in a new holding being equated with those Shares for the purposes of capital gains tax; or

(b)

to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for their Dividend Shares if the offer forms part of such a general offer as is mentioned in paragraph (c) below; or

(c)	to accept an offer of cash, with or without other assets, for their Dividend Shares if the offer forms part of a general offer (which can be made to different shares by different means) which is made

(i)	to holders of shares of the same class as their Dividend Shares or to holders of shares in the same company; and

(ii)	in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of sections 450 and 451 of the CTA 2010; or

(d)

to exercise a right arising under section 983 of the CA 2006 to require the offeror to acquire their Dividend Shares, in the case of a takeover offer (as defined in section 974 of the CA 2006) that relates to the Company and where the class or classes of shares to which the takeover offer relates includes the class of their Shares; or

(e)

to agree to a transaction affecting their Dividend Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting:

(i)	all of the ordinary share capital of the Company or, as the case may be, all the shares of the class in question; or

(ii)

all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan which qualifies as a Schedule 2 SIP.

6.13	Where a Participant is charged to tax in the event of their Dividend Shares ceasing to be subject to the Plan, they shall be provided with the information required by paragraph 80(4) of the Schedule.

7.	ACQUISITION OF SHARES

All Awards under the Plan shall be satisfied by existing Shares which are purchased by the Trustees on the open market at the best price available or at arm’s length from any shareholder on the Acquisition Date. The Trustees shall not have the right to subscribe to the Company for newly issued Shares in order to satisfy an Award. The Trustees may purchase the beneficial interest in Shares at the best consideration in money that can reasonably be obtained at the time of the sale from a Participant who has submitted a sale request in accordance with the Rules.

8.	COMPANY RECONSTRUCTIONS

8.1	The following provisions of this Rule apply if there occurs in relation to any of a Participant’s Plan Shares (referred to in this Rule as “the Original Holding”):

(a)	a transaction which results in a new holding (referred to in this Rule as “the New Holding”) being equated with the Original Holding for the purposes of capital gains tax; or

(b)	a transaction which would have that result but for the fact that what would be the new holding consists of or includes a Qualifying Corporate Bond.

8.2

If an issue of shares of any of the following description (in respect of which a charge to income tax arises) is made as part of a company reconstruction, those shares shall be treated for the purposes of this Rule as not forming part of the New Holding:

(a)	redeemable shares or securities issued as mentioned in paragraph C or D of section 1000(1) of CTA 2010;

(b)	share capital issued in circumstances such that section 1022(3) of CTA 2010 applies; or

(c)	share capital to which section 410 of the Income Tax (Trading and Other Income) Act 2005 applies that is issued in a case where subsection (2) or (3) of that section applies.

8.3	In this Rule:

“Corresponding Shares” in relation to any New Shares, means the Shares in respect of which the New Shares are issued or which the New Shares otherwise represent;

“New Shares” means shares comprised in the New Holding which were issued in respect of, or otherwise represent, shares comprised in the Original Holding.

8.4

Subject to the following provisions of this Rule, references in this Plan to a Participant’s Plan Shares shall be respectively construed, after the time of the company reconstruction, as being or, as the case may be, as including references to any New Shares.

8.5	For the purposes of the Plan:

(a)	a company reconstruction shall be treated as not involving a disposal of Shares comprised in the Original Holding; and

(b)	the date on which any New Shares are to be treated as having been appropriated to or acquired on behalf of the Participant shall be that on which Corresponding Shares were so appropriated or acquired.

8.6

In the context of a New Holding, any reference in this Rule to shares includes securities and rights of any description which form part of the New Holding for the purposes of Chapter II of Part IV of the Taxation of Chargeable Gains Act 1992.

9.	RIGHTS ISSUES

9.1

Any shares or securities allotted under Clause 11 of the Deed shall be treated as Plan Shares identical to the shares in respect of which the rights were conferred. They shall be treated as if they were awarded to or acquired on behalf of the Participant under the Plan in the same way and at the same time as those Plan Shares in respect of which they are allotted.

9.2	Rule 9.1 does not apply:

(a)

to shares and securities allotted as the result of taking up a rights issue where the funds to exercise those rights were obtained otherwise than by virtue of the Trustees disposing of rights in accordance with this Rule; or

(b)	where the rights to a share issue attributed to Plan Shares are different from the rights attributed to other ordinary shares of the Company.

10.	LEAVERS

10.1

If a Participant ceases to hold Relevant Employment, his Plan Shares shall immediately cease to be subject to the Plan. Subject to Rule 10.2, the Trustees must within 90 days after such cessation transfer the legal title to any Plan Shares awarded to him or acquired on his behalf under the Plan. If and for so long as the Trustees retain any title to or interest in such Shares, the Trustee shall hold such title or interest on bare trust for the Participant otherwise than in the Plan.

10.2

If, in consequence of a Participant’s Plan Shares ceasing to be subject to the Plan, the Participant is chargeable to income tax in accordance with Chapter 6 of Part 7 of ITEPA and employee’s NICs and an obligation to make a deduction under PAYE arises in respect of that charge, the Trustees may:

(a)	accept a sum from the Participant; and/or

(b)

dispose of sufficient of the Participant’s Shares to meet such liabilities on behalf of the Participant (including but not limited to a purchase by the Trustees of the beneficial interest in such Shares).

10.3

The Trustees shall pay to the Participant’s employer a sum which is sufficient to discharge its liability to account for income tax and NICs under PAYE in respect of the Participant. If there is no employer to which PAYE then applies or HMRC is of the opinion that it is impracticable for the Participant’s employer to account for the relevant amounts under PAYE, then the Trustees shall account for the same as if the Participant were a former employee of the Trustee.

10.4	For the purposes of this Rule 10, in the event of a Participant’s death, references to a Participant shall include references to his personal representatives.

11.	DELEGATION OF ADMINISTRATIVE RESPONSIBILITIES

11.1

Except as otherwise specifically provided, and to the extent that the board of directors of the Company has delegated the authority to the Committee, the Plan shall be administered by the Committee in accordance with its terms and applicable law. The Committee shall have full and complete authority to interpret the Plan, to prescribe such rules and regulations and to make such other determinations as it deems necessary or desirable for the administration for the Plan. The Committee may from time to time, subject to the terms of the Plan, delegate to officers or employees of the Company or to third parties, the whole or any part of the administration of Plan shall determine the scope and terms and conditions of such delegation, including the authority to prescribe rules and regulations. Any interpretation, rule regulation or determination made or other act of the Committee shall be final and binding on the Participants and their beneficiaries and legal representatives, the Company and its shareholders.

11.2

No member of the Committee or the board of directors of the Company shall be liable for any action or determination made in good faith pursuant to the Plan. To the full extent permitted by law, the Company shall indemnify and save harmless each person made, or threatened to be made, a party to any action or proceeding by reason of the fact that such person is or was a member of the Committee or is or was a member of the board of directors of the Company and, as such, is or was required or entitled to take action pursuant to the terms of the Plan.

12.	ADMINISTRATION OF THE PLAN

12.1

Each Participating Company (or persons authorised by the Company) shall provide the Trustees with all information required from it for the purposes of the administration and determination of the Plan and shall do so in such form as the Trustees shall reasonably require and the Trustees may in good faith rely on such information without further enquiry and in particular, but without prejudice to the generality of the foregoing, any notice given by a Participating Company (or persons authorised by the Company) to the Trustees in respect of the eligibility of any person to become or remain a Participant in the Plan shall be conclusive in favour of the Trustees.

12.2

The Trustees shall maintain such records as may be necessary to comply with the Schedule and any other applicable legislation and shall at all times and from time to time give to each Participant such information as shall be in their possession to enable him to determine and quantify any liability he may have to income tax and NICs pursuant to the Schedule.

12.3	If a Participant becomes liable to tax and NICs as a result of his participation in the Plan the Trustees shall inform him of any facts relevant to determining that liability.

12.4

The Trustees may arrange for the relevant Participating Companies to account to HM Revenue & Customs or any other authority concerned for any amounts deducted from payments made pursuant to the Plan in respect of income tax, NICs or any other deductions required in accordance with Chapter 6 of Part 7 of ITEPA. Where there is no relevant Participating Company in respect of a Participant the Trustees shall account to HM Revenue & Customs or any other authority concerned for any amounts of income tax, NICs or any other deductions required to be made in accordance with the Schedule.

12.5	The costs of establishing and administering the Plan shall be borne by the Company or all or any of the Participating Companies, as the case may be.

Appendix A

[Please see attachment]

Signature:	/s/ Claire Davies
Claire Davies

Email:

Title:	HR Director

Company:	Gallagher

Signature:	/s/ Alistair C. Peel
Alistair C. Peel

Email:

Title:	Company Secretary

Company:	Arthur J Gallagher Services UK Limited / Gallagh

Signature:	/s/ Andrew Maxwell

Email:

Title:	Finance Director

Company:	GBSMCL